                             Money Manager Agreement

       This Agreement is between the TIFF Investment Program, Inc. ("TIP"), a Maryland Corporation, for its TIFF International Equity Fund, TIFF Multi-Asset Fund and such other of its Investment Funds as TIP may from time to time allot assets for management under this agreement (hereafter, the "Funds"), and Oechsle International Advisors, L.L.C. (hereafter, the "Manager") and is effective as of January 4, 2000 (the "Effective Date").

                                    Recitals

       TIP is a non-diversified open-end management investment company registered under the Investment Company Act of 1940 (the "1940 Act"); and

       The Funds wish to retain the Manager to render advisory services to the Funds, and the Manager is willing to render those services.

       Now, therefore, the parties agree as follows:

1. Managed Assets

       The Manager will provide investment management services with respect to assets placed with the Manager on behalf of the Funds from time to time. Such assets, as changed by investment, reinvestment, additions, disbursements of expenses, and withdrawals, are referred to in this Agreement as the "Managed Assets." The Funds may make additions to or withdraw all or any portion of the Managed Assets from this management arrangement at any time.

2. Appointment and Powers of Manager; Investment Approach

       (a) Appointment. TIP, acting on behalf of the Funds, hereby appoints the Manager to manage the Managed Assets for the period and on the terms set forth in this Agreement. The Manager hereby accepts this appointment and agrees to render the services herein described in accordance with the Manager's Investment Approach set forth in the Manager Profile and Investment Guidelines (the "Investment Guidelines," and together with the Manager Profile, the Manager's "Investment Approach") as such approach may be elaborated, amended, and refined with the mutual consent of Foundation Advisers, Inc. ("FAI"), acting on behalf of the Funds, and the Manager.

       (b) Powers. Subject to the supervision of the Board of Directors of TIP and subject to the supervision of FAI, the Manager shall direct investment of the Managed Assets in accordance with the Manager's Investment Approach. The Funds grant the Manager authority to:

              (i) Acquire (by purchase, exchange, subscription, or otherwise), hold and dispose (by sale, exchange or otherwise) investments and other investments;

              (ii) Determine what portion of the Managed Assets will be held uninvested; and

              (iii) Enter into such agreements and make such representations (including representations regarding the purchase of securities for investment) as may be necessary or proper in connection with the performance by the Manager of its duties hereunder.

       (c) Power of Attorney. To enable the Manager to exercise full discretion granted hereunder, TIP appoints the Manager as its attorney-in-fact to invest, sell, and reinvest the Managed Assets as fully as TIP itself could do. The Manager hereby accepts this appointment.

       (d) Voting. The Manager shall be authorized to vote on behalf of the Funds any proxies relating to the Managed Assets, provided, however, that the Manager shall comply with any instructions received from the Funds as to the voting of securities and handling of proxies.

       (e) Independent Contractor. Except as expressly authorized herein, the Manager shall for all purposes be deemed to be an independent contractor and shall have no authority to act for or to represent TIP, the Funds or FAI in any way or otherwise to be an agent of any of them.

       (f) Reporting. The Manager shall furnish to TIP upon reasonable request a Manager's Profile, which shall include such information that TIP may reasonably require to complete and submit any filing required by any applicable state or federal securities law or regulation.

3. Requirements; Duties

       (a) Requirements. In performing services for the Funds and otherwise discharging its obligations under this Agreement, the Manager shall conform its actions to the provisions in the following documents (referred to collectively in this Agreement as the "Requirements"):

              (i)    The Articles of Incorporation and By-Laws of TIP;

              (ii) TIP's Registration Statement, on Form N-1A, as amended from time to time ("the "Registration Statement"), including the Investment Approach set forth therein;

              (iii) The 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations which apply to the Manager in conjunction with performing services for the Funds, if any;

              (iv) Written instructions and directions of the Board of Directors of TIP;

              (v)    Written instructions and directions of FAI; and

              (vi) The Manager's Investment Guidelines, which shall be amended from time to time through mutual agreement by the Manager and FAI.

       The Manager shall only be responsible for complying with those requirements specified in this Paragraph 3 to the extent it has received from TIP or FAI written instructions or directions or the document that contains or states such requirements.

       (b) Responsibility with Respect to Actions of Others. TIP places the investment portfolio of each of its Investment Funds, including the Funds, with one or more investment managers. To the extent the applicability of, or conformity with, Requirements depends upon investments made by, or activity of, managers other than the Manager, the Manager agrees to comply with such
Requirements: (i) to the extent that such compliance is within the Manager's Investment Guidelines and (ii) to the extent that the Manager is provided with information sufficient to ascertain the applicability of such Requirements. If it appears to the Funds at any time that the Funds may not be in compliance with any Requirement and the Funds so notify the Manager, the Manager shall promptly take such actions not inconsistent with applicable law as the Funds may reasonably specify to effect compliance.

       (c) Responsibility with Respect to Performance of Duties. Except as permitted by Paragraph 7 of this Agreement, in performing its duties under this Agreement, the Manager will act solely in the interests of the Funds and shall use reasonable care and its best judgment in matters relating to the Funds. The Manager will not deal with the Managed Assets in its own interest or for its own account.

4. Recordkeeping and Reporting

       (a) Records. The Manager shall maintain proper and complete records relating to the furnishing of investment management services under this Agreement, including records with respect to the securities transactions for the Managed Assets required by Rule 31a-1 under the 1940 Act. All records maintained pursuant to this Agreement shall be subject to examination by the Funds and by persons authorized by it during reasonable business hours upon reasonable notice. Records required by Rule 31a-1 maintained as specified above shall be the property of the Funds; the Manager will preserve such records for the periods prescribed by Rule 31a-2 under the 1940 Act and shall surrender such records promptly at the Funds' request. Upon termination of this Agreement, the Manager shall promptly return records that are the Funds' property and, upon demand, shall make and deliver to the Funds true and complete and legible copies of such other records maintained as required by this Section 4(a) as the Funds may request. The Manager may retain copies of records furnished to the Funds.

       (b) Reports to Custodian. The Manager shall provide to the Funds' custodian and to the Funds on each business day information relating to all transactions concerning the Managed Assets.

       (c) Other Reports. The Manager shall render to the Board of Directors of TIP and to FAI such periodic and special reports as the Board or FAI may reasonably request.

5. Purchase and Sale of Securities

       (a) Selection of Brokers. The Manager shall place all orders for the purchase and sale of securities on behalf of the Funds with brokers or dealers selected by the Manager in conformity with the policy respecting brokerage set forth in the Registration Statement. Neither the Manager nor any of its officers, employees, or any of its "affiliated persons", as defined in the 1940 Act, will act as principal or receive any compensation in connection with the purchase or sale of investments by the Funds other than the management fees provided for in Section 6 hereof.

       (b) Aggregating Orders. On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Funds as well as other advisory clients of the Manager, the Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so purchased or sold, as well as the expense incurred in the transaction, will be made by the Manager in the manner it considers to be most equitable and consistent with its fiduciary obligations to the Funds and its other advisory clients.

6. Management Fees; Expenses

       (a) Management Fees. Schedule I attached hereto sets out the fees to be paid by the Funds to the Manager by the tenth business day of the following month in connection with this Agreement. The applicable fee rate will be applied to the average daily net assets (gross of expenses except custodian transaction charges) of the Managed Assets, computed as described in the Registration Statement, pursuant to this Agreement.

       (b) Expenses. The Manager shall furnish at its own expense all office facilities, equipment and supplies, and shall perform at its own expense all routine and recurring functions necessary to render the services required under this Agreement, including administrative, bookkeeping and accounting, clerical, statistical and correspondence functions. The Manager shall not have responsibility for calculating the net asset value of the Funds' portfolios, but must weekly review the pricing of the Managed Assets. The Funds shall pay directly, or, if the Manager makes payment, reimburse the Manager for, (i) custodial fees for the Managed Assets, (ii) brokerage commissions, issue and transfer taxes and other costs of securities transactions to which the Funds is a party, including any portion of such commissions attributable to research and brokerage services, and (iii) taxes, if any, payable by the Funds. In addition, the Funds shall pay directly, or, if the Manager makes payment, reimburse the Manager for, such non-recurring special out-of-pocket costs and expenses as may be authorized in advance by the Funds.

7. Soft Dollar Arrangements

       Brokers or dealers may be selected who provide brokerage and/or research services to the Managed Assets and/or other accounts over which the Manager or its affiliates exercise investment discretion. Brokers or dealers who execute portfolio transactions on behalf of the Managed Assets may receive commissions, which are in excess of the amount of commissions, which other brokers or dealers would have charged for effecting such transactions. In order to cause the Managed Assets to pay such higher commissions, the Manager must determine in good faith that such commissions are reasonable in relation to the value of the brokerage and/or research services provided by such executing brokers or dealers viewed in terms of a particular transaction or the Manager's overall responsibilities to the Managed Assets and the accounts of its other advisory clients. The Manager understands that TIP is not responsible for any violations of the rules and regulations associated with soft dollar arrangements by the Manager.

8. Non-Exclusivity of Services

       The Manager is free to act for its own account and to provide investment management services to others. The Funds acknowledge that the Manager and its officers and employees, and the Manager's other advisory clients may at any time have, acquire, increase, decrease or dispose of positions in the same investments which are at the same time being held, acquired for or disposed of under this Agreement for the Funds. Neither the Manager nor any of its officers or employees shall have any obligation to effect a transaction under this Agreement simply because such a transaction is effected for his or its own account or for the account of another advisory client. The Funds agree that the Manager may refrain from providing any advice or services concerning securities of companies for which any officers, directors, partners or employees of the Manager or any of the Manager's affiliates act as financial adviser, investment manager or in any capacity that the Manager deems confidential, unless the Manager determines in its sole discretion that it may appropriately do so. The Funds appreciate that, for good commercial and legal reasons, material nonpublic information which becomes available to affiliates of the Manager through these relationships cannot be passed on to the Funds.

9. Liability

       The Manager shall not be liable to the Funds, TIP or FAI for any error of judgment but the Manager shall be liable to the Funds for any loss resulting from willful misfeasance, bad faith or gross negligence by the Manager in providing services under this Agreement or from reckless disregard by the Manager of its obligations and duties under this Agreement.

10. Representations

       (a) The Manager represents to the Funds that the Manager is registered as an investment adviser under the Investment Advisers Act of 1940, that it has full power and authority to enter into and perform fully the terms of this Agreement, and that the execution of this Agreement on behalf of the Manager has been duly authorized and, upon execution and delivery, this Agreement will be binding upon the Manager in accordance with its terms.

       (b) TIP represents to the Manager that it has full power and authority to enter into this Agreement, its execution and delivery of this Agreement on behalf of the Funds have been duly authorized and this Agreement represents the legal, valid and binding obligation of TIP, enforceable in accordance with its terms.

       (c) TIP acknowledges receipt of copies of the Manager's Form ADV and CTA Disclosure Document (if applicable).

       (d) TIP hereby represents that TIP and the Funds are in full compliance with all applicable state and federal securities laws and regulations.

11. Term

       This Agreement shall continue in effect for a period of two (2) years from the date hereof and shall thereafter be automatically renewed for successive periods of one (1) year each, provided such renewals are specifically approved at least annually in conformity with the requirements of the 1940 Act; provided however, that this Agreement may be terminated without the payment of any penalty by (a) the Funds, if a decision to terminate is made by the Board of Directors of TIP or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Funds, or (b) the Manager, and in either case with at least 30 days' written notice from the terminating party and on the date specified in the notice of termination.

       The rights and obligations that are provided in section (f) of Paragraph 2 shall survive the cancellation, expiration or termination of this Agreement.

       This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

12. Amendment

       Except as otherwise provided in this Agreement, this Agreement may be amended by mutual consent, but the consent of the Funds must be approved in conformity with the requirements of the 1940 Act and any order of the Securities and Exchange Commission that may address the applicability of such requirements in the case of the Funds.

13. Notices

       Notices or other communications required to be given pursuant to this Agreement shall be deemed duly given when delivered in writing or sent by telecopy or three days after mailing registered mail postage prepaid as follows:

To TIP,     TIFF Investment Program, Inc.
the Funds,  c/o Foundation Advisers, Inc.
or both:    2405 Ivy Road
            Charlottesville, Virginia 22903
            Telecopy:  804-817-8231

The         Oechsle International Advisors, L.L.C.
Manager:    One International Place
            Boston, MA 02110

       Each party may change its address by giving notice as herein required.

14. Sole Instrument

       This instrument constitutes the sole and only agreement of the parties to it relating to its object and correctly sets forth the rights, duties and obligations of each party to the other as of its date. Any prior agreements, promises, negotiations or representations not expressly set forth in this Agreement are of no force or effect.

15. Counterparts

       This Agreement may be executed in counterparts; each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

16. Applicable Law

       This Agreement shall be governed by, and the rights of the parties arising hereunder construed in accordance with, the laws of the Commonwealth of Virginia without reference to principles of conflict of laws. Nothing herein shall be construed to require either party to do anything in violation of any applicable law or regulation.

IN WITNESS WHEREOF, the parties hereto execute this Agreement on and make it effective on the effective date specified in the first paragraph of this Agreement.


TIFF Investment Program, Inc.             Oechsle International Advisors, L.L.C.


By: /s/ Esther Cash                       By: /s/ S. Dewey Keesler
    ---------------                           --------------------
Title: Vice President                     Title: Managing Director

                                  Schedule I

                          Performance Fee Calculation


Compensation

       As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Funds will pay to the Manager a fee according to the following formula:

                        TIFF Multi-Asset Fund
            Fee = 40+ [ 0.1 x (Excess Return - 200)]; subject to Floor of 20 b.p., Cap of 60 b.p.

                        TIFF International Equity Fund
            Fee = 60 + [ 0.133 x (Excess Return - 300)]; subject to Floor of 20 b.p., Cap of 100 b.p.

The performance fee for each of the Funds shall be computed separately, each in accordance with the following provisions.

Certain Defined Terms

       "Beginning Date" shall mean the date that the Manager begins (or resumes after a hiatus) to render services under this Agreement.

       "Excess Return" shall mean the return of the Money Manager that exceeds the return of the benchmark.

       "Managed Assets" is hereby defined as that portion of Funds' assets allocated to Manager.

       "Minimum Fee" shall mean, with respect to any full calendar month, the result obtained by multiplying the average daily value of the net assets (gross of expenses) of Managed Assets during such month by 1/12th of the "floor rate" set forth in this Agreement.

       "Performance Adjusted Fee," with respect to a calendar month subsequent to the Transitional Period, shall mean the result obtained by multiplying the average daily value of the net assets of the Managed Assets during the performance measurement period by 1/12th of the Performance Fee Rate determined in accordance with the formula set forth above where the performance measurement period is the one-year period beginning on the first day of the thirteenth month prior to such month and ending on the last day of the second month prior to such month.

       "Performance Fee Rate" shall mean the rate of fee produced by application of the formula set forth above. Under such formula, the rate of fee varies directly with the time-weighted rate of return achieved for the Fund by the Manager over the applicable performance measurement period, but is never greater than the "cap" rate nor less than the "floor" rate specified in the formula. The rate of fee varies above and below the "fulcrum" fee rate, i.e., the rate that is midway between the cap rate and the floor rate, depending on the amount by which the Manager's return exceeds, or is less than, the return of the "benchmark" specified in the formula. (The rate of return at which the Performance Fee Rate will equal the fulcrum fee rate is equal to the benchmark return plus the "hurdle" rate incorporated in the formula.) The rate at which the Performance Fee Rate changes in response to a specified increment of change in the Manager's performance relative to the performance of the benchmark is constant. The Performance Fee Rate will change as the Manager's performance varies from the performance of the benchmark in increments of one basis point.

Fee For Services

       (a) Fee. For services rendered by the Manager hereunder during consecutive full calendar months subsequent, the Manager shall be entitled to a fee equal to the Performance Adjusted Fee, payable by the Funds on or about the tenth day of the month following the month in which such fees are earned.

       (b) Early Termination. If the Manager ceases to render services hereunder at any time during, and before the end of, any such subsequent month, the Manager shall be entitled to a fee for services rendered hereunder during such month equal to 150% of the Minimum Fee (prorated based on the number of days during such calendar month that the Manager provided services hereunder) payable by the Funds on or about the tenth day of the month following the month in which the Manager ceased to render services hereunder.